Exhibit 10.7
LTIP AWARD AMENDMENT TO THE
FEDERAL HOME LOAN BANK OF CINCINNATI BENEFIT EQUALIZATION PLAN
(2002 Restatement)
          In order to permit participants in the Federal Home Loan Bank of Cincinnati Long-Term Incentive Plans (the “LTIP”) to defer compensation attributable to the LTIP, the Federal Home Loan Bank of Cincinnati (the “FHLBank”) hereby amends its Benefit Equalization Plan (2002 Restatement) (the “Plan”) as follows:
1.      Effective Date. The provisions of this Amendment shall be effective as of the date of its adoption, set forth below.
2.       Deferral of LTIP Award. A new Section 4.11 is hereby added to the current end of Article IV to provide in its entirety as follows:
          4.11       An employee who is a Member in this Plan, pursuant to Article II and Section 4.01, and who is also a participant in the Federal Home Loan Bank of Cincinnati Executive Long-Term Incentive Plan (the “LTIP”) may make an irrevocable election to defer all or any portion of the participant’s LTIP award, provided, however, in order for an election to be valid, the Member must complete and sign the form(s) specified by the Committee, and timely return the form(s) to the Committee, in accordance with the Committee’s rules and procedures. For an election regarding an amount that is Performance-Based Compensation (as that term is defined in Code Section 409A and the final regulations promulgated thereunder) to be timely, it must be made not later than the date that is six (6) months before the end of the performance period. At the time of the deferral election, the Member must specify the time and method of payment of the deferred amount. If the Member fails to timely complete and return the required form(s), the deferral amount shall be zero for that LTIP award. A Member’s election may be changed at any time prior to the last permissible date for making the election as permitted in this Section 4.11, and shall thereafter be irrevocable. The Committee may from time to time establish policies and rules consistent with the requirements of Section 409A of the Code to govern the manner in which deferral elections may be made. In accordance with its policies and rules, the Committee has determined that the Members may generally elect to defer LTIP awards during June of each year.
3.       Effect of Amendment on Plan. Except as provided in this Amendment, the provisions of the Plan shall remain unchanged.
          IN WITNESS WHEREOF, the Federal Home Loan Bank of Cincinnati has caused this LTIP Award Amendment to its Benefit Equalization Plan (2002 Restatement) to be executed this 20th day of March, 2008.

THE FEDERAL HOME LOAN BANK OF CINCINNATI

/s/ David H. Hehman

David H. Hehman President